Exhibit 99.1

COLE OFFICE & INDUSTRIAL REIT (CCIT II), INC. ANNOUNCES
ESTIMATED PER SHARE VALUE OF $10.58

Phoenix, AZ, March 30, 2018 - The Board of Directors (the “Board”) of Cole Office & Industrial REIT (CCIT II), Inc. (“CCIT II” or the “Company”), a publicly registered non-listed real estate investment trust (“REIT”) focused on owning and operating high-quality, income-producing single-tenant office and industrial properties net leased to creditworthy tenants under long-term leases, today announced an estimated per share net asset value (“NAV”) of the Company’s Class A and Class T common stock of $10.58 as of December 31, 2017. This represents an increase over the previous per share NAV determined by the Board of $10.32 as of December 31, 2016, which was the second valuation that the Company had conducted.

“The office and industrial net-lease sector continues to be strong, and this is reflected in CCIT II’s valuation," said Nathan DeBacker, Chief Financial Officer of CCIT II. “The portfolio has built-in rent growth and an average remaining lease term of nearly 10 years, along with 100% occupancy. Additionally, we believe that because our tenants value the mission-critical and strategic nature of these locations, several have expanded their properties, providing additional employment and economic investment in their local communities.”

Estimated Per Share NAV
The Company engaged Cushman & Wakefield of Illinois, Inc., Valuation & Advisory group (“Cushman & Wakefield”), an independent global advisory and real estate services firm, to assist the Board with determining an estimated per share NAV and a valuation range of CCIT II. Using the NAV Methodology, Cushman & Wakefield arrived at a valuation range of $10.06 to $11.63 per share. The estimated per share NAV for Class A and Class T shares of $10.58 was determined and approved by the Board based on the recommendation of its valuation committee, which is comprised solely of independent directors, including the independent Chairman of the Board. The Board is ultimately and solely responsible for the establishment of the estimated per share NAV.

The estimated per share NAV was based upon the estimated market value of the Company’s assets, less the estimated market value of the Company’s liabilities, divided by the total shares outstanding, and was performed in accordance with the valuation guidelines established by the Investment Program Association Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITs. The estimated per share NAV does not reflect any “portfolio premium,” nor does it reflect an enterprise value for the Company. The Board intends to determine an updated estimated per share NAV on at least an annual basis.

To date, CCIT II has paid 50 consecutive monthly distributions to its stockholders, with a current distribution rate equal to an annualized amount of $0.63 per share for Class A shares and Class T shares (less, in the case of Class T shares, the per share distribution and stockholder servicing fees that are payable with respect to the Class T shares). The distribution amount per share declared by the Board is not affected by the determination of the NAV.

About Cole Office & Industrial REIT (CCIT II), Inc.
CCIT II is a public, non-listed REIT formed in 2013 that acquires and manages single-tenant, income-producing, necessity office and industrial properties that are leased to creditworthy tenants under long-term, net leases. CCIT II seeks to provide access to high-quality commercial real estate assets, providing current income, reduced overall portfolio volatility and the potential for capital appreciation for its shareholders. CCIT II is operated by CCO Group, LLC, a subsidiary of CIM Group.

About CIM Group
Established in 1994, CIM is a vertically-integrated owner and operator of real assets for its own account, and on behalf of its partners and co-investors seeking to invest in urban real assets, net-lease assets, and other associated credit strategies, with a principal focus on North America. CIM’s real assets include urban residential, commercial, retail, hospitality, debt, and infrastructure investments as well as U.S.-based retail, office and industrial net-lease. CIM’s broad expertise includes in-house research, acquisition, credit analysis, investment, development, finance, leasing and asset management capabilities. For more information, please visit www.cimgroup.com.

Forward Looking Statements
Certain statements contained in this press release, other than historical facts, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements related to the Company’s expectations regarding the performance of its business and the methodology and assumptions used in determining the most recent estimated per share NAV of the Company’s common stock, the Company’s ability to maximize the value of the Company’s portfolio and its intent to determine an updated estimated per share NAV on at least an annual basis. Cushman & Wakefield relied on forward-looking information, some of which was provided by or on behalf of the Company, in preparing its valuation materials. Therefore, neither such statements nor Cushman & Wakefield’s valuation materials are intended to, nor shall they, serve as a guarantee of the Company’s performance in future periods. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the U.S. Securities and Exchange Commission (the “SEC”). These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the Company’s filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise. Actual events occurring after the Company’s determination of an estimated per share NAV may cause the value of, and returns on, the Company’s investments to be less than those used for purposes of determining the Company’s estimated per share NAV.

Media Contact
Bill Mendel
bill@mendelcommunications.com
(212) 397-1030